Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	June 18, 2025
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-BANK (2265)

Toll Free (866) 844-7500

www.ovcb.com

OAK VALLEY BANCORP AND OAK VALLEY COMMUNITY BANK ANNOUNCE DIRECTOR RETIREMENTS AND NEW DIRECTOR APPOINTMENT

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank (the “Bank”) announced the retirement of Thomas A. Haidlen and Danny L. Titus from the Bank and Company’s Boards of Directors, effective June 17, 2025. Concurrently, Erich A. Haidlen accepted his appointment to the Board of Directors of the Company and the Bank.

T. Haidlen and Titus joined the board of Oak Valley Community Bank in 1991 and 1992 respectively. T. Haidlen was one of the original board members and Titus joined the original group shortly after the formation of the Bank; both were appointed directors of the holding company at the formation of Oak Valley Bancorp in 2008.

"Tom and Danny played crucial roles in the establishment of the bank and in cultivating investor interest, particularly during its early years. For nearly 35 years, Tom and Danny contributed significant business acumen, local knowledge, and steadfast guidance, for which we are profoundly grateful," stated CEO, Chris Courtney.

E. Haidlen has been employed with Haidlen Ford Inc. in Oakdale, California since 1998. He is currently the General Manager and President. Prior to joining Haidlen Ford, he worked as a Financial Analyst at FMV Opinions, Inc., where he performed valuations of majority and minority interests in operating companies, partnerships, and intangible assets. He holds a Bachelor of Arts in Economics from the University of California, Irvine, and is a 2002 graduate of the National Automobile Dealers Association. (NADA) Dealer Candidate Academy.

E. Haidlen is a past President of the Oakdale Chamber of Commerce (2006–2007) and a former member of the Oakdale Economic Development Committee. He brings valuable business and financial expertise to the board, and as a fifth-generation resident of Stanislaus County, he offers extensive knowledge about the local community. E. Haidlen lives in Oakdale with his wife and their three children.

"Erich is a welcome addition to the Board of Directors of Oak Valley Bancorp and Oak Valley Community Bank. He brings extensive business and financial expertise, demonstrated through his leadership as General Manager and President of Haidlen Ford. His background in financial analysis and deep connections in our region position him well to contribute meaningfully to our Board," stated President and Chief Operating Officer, Rick McCarty.

Oak Valley Bancorp operates Oak Valley Community Bank and its Eastern Sierra Community Bank Division, offering a full range of loan and deposit services to individuals and small businesses. The bank currently serves customers through 18 conveniently located branches in Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, two locations in Sonora, three in Modesto, and three in the Eastern Sierra communities of Bridgeport, Mammoth Lakes, and Bishop. A 19th branch location is scheduled to open in Lodi later this year.

For more information, call 1-866-844-7500 or visit www.ovcb.com.